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                                   Exhibit 11

EARNINGS PER SHARE

(Amounts in thousands, except per share data)

The factors used in the earnings per share computation follow.

Basic
   Net income                                                      $           484  $           327
                                                                   ===============  ===============

   Weighted average common share outstanding                             1,872,674        1,878,005
                                                                   ===============  ===============

   Basic earnings per common share                                 $          0.26  $          0.18
                                                                   ===============  ===============

Diluted
   Net income                                                      $           484  $           327
                                                                   ===============  ===============
   Weighted average common shares outstanding
     for basic earnings per common share                                 1,872,674        1,878,005

   Add:  Dilutive effects of assumed exercises
     of stock options                                                       15,635           29,690
                                                                   ---------------  ---------------

   Average share and dilutive potential common share                     1,888,309        1,907,695
                                                                   ===============  ===============

Diluted earnings per common share                                  $          0.26  $          0.18
                                                                   ===============  ===============